Exhibit 4.1

AMENDED & RESTATED

STOCKHOLDERS’ AGREEMENT

dated as of

March 29, 2022

among

TALOS ENERGY INC.,

RIVERSTONE TALOS ENERGY EQUITYCO LLC,

RIVERSTONE TALOS ENERGY DEBTCO LLC,

RIVERSTONE V FT CORP HOLDINGS, L.P.,

ILX HOLDINGS II, LLC,

and

RIVERSTONE V CASTEX 2014 HOLDINGS, L.P.

AMENDED & RESTATED

STOCKHOLDERS’ AGREEMENT

This AMENDED & RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into on March 29, 2022, by and among Riverstone Talos Energy Equityco LLC, a Delaware limited liability company, Riverstone Talos Energy Debtco LLC, a Delaware limited liability company (together, the “Riverstone Feeders”), Riverstone V FT Corp Holdings, L.P., a Delaware limited partnership (the “Riverstone Blocker Holding Company”), ILX Holdings II, LLC, a Delaware limited liability company, and Riverstone V Castex 2014 Holdings, L.P., a Delaware limited partnership (together with the Riverstone Feeders, Riverstone Blocker Holding Company, and any Affiliates of the foregoing executing a joinder, the “Riverstone Parties”), on the one hand, and Talos Energy Inc., a Delaware corporation (the “Company”), on the other hand, and for the limited purposes set forth in Section 2.1(a), AP Talos Energy LLC, a Delaware limited liability company, AP Talos Energy Debtco LLC, a Delaware limited liability company, AP Overseas Talos Holdings Partnership, LLC, a Delaware limited liability company, AIF VII (AIV), L.P., a Delaware limited partnership, ANRP DE Holdings, L.P., a Delaware limited partnership (collectively, the “Apollo Parties”). The Riverstone Parties and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Apollo Parties, the Riverstone Parties and the Company entered into that certain stockholders’ agreement, dated as of May 10, 2018, as amended by that certain Amendment No. 1 on February 24, 2020 (as so amended, the “Previous Stockholders’ Agreement”);

WHEREAS, the Apollo Parties are no longer significant stockholders in the Company and those directors designated by the Apollo Parties to serve on the Company Board have resigned;

WHEREAS, the Apollo Parties no longer desire to retain their rights under the Previous Stockholders’ Agreement;

WHEREAS, ILX Holdings, LLC, ILX Holdings III LLC and REL US Partnership, LLC no longer hold any shares in the Company; and

WHEREAS, the Riverstone Parties, the Apollo Parties, and the Company desire to enter into this Agreement to reflect the termination of the Previous Stockholders’ Agreement with respect to the Apollo Parties, and the Riverstone Parties and the Company desire to enter into this Agreement to amend and restate the Previous Stockholders’ Agreement following such termination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Riverstone Parties shall be not be deemed to be Affiliates of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of the Riverstone Parties for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Apollo Parties” has the meaning set forth in the Preamble.

“Apple Parties” means the Apollo Parties.

“Audit Committee” has the meaning set forth in Section 3.3(a).

“beneficial ownership,” including the correlative terms “beneficially own,” “beneficial owner,” “own,” and “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Chancery Court” shall have the meaning set forth in Section 5.1(a).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Confidential Information” has the meaning set forth in Section 4.1(b).

“Company Group” means the Company, each Subsidiary of the Company from and after the date hereof (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the date hereof (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) without limiting (i), for so long as this Agreement has not been terminated with respect to the Riverstone Parties, (A) is not the Riverstone Director, (B) is not a current director, officer or employee of, any member of the Riverstone Group, (C) has been determined by the Governance & Nominating Committee in good faith not to have any relationship with any member of the Riverstone Group that would be material to the director’s ability to be independent from the Riverstone Parties and (D) has been designated by the Governance & Nominating Committee as a Company Independent Director.

“Compensation Committee” has the meaning set forth in Section 3.3(a).

“Disinterested Director” means, with respect to any Related Party Transaction, each Independent Director of the Company other than the Riverstone Director and any other individual director that has a direct or indirect material interest therein (other than an interest as a stockholder in the Company proportionate to its Company Common Stock ownership).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governance & Nominating Committee” has the meaning set forth in Section 3.3(c).

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Green Designee” means the Riverstone Designee.

“Green Director” means the Riverstone Director.

“Group” means the Riverstone Group or the Company Group, as the context requires.

“Independent Director” means a director who is independent under the NYSE listing rules.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Riverstone Group Shares” means the 19,191,451 shares of Company Common Stock issued to the Riverstone Parties pursuant to the transactions contemplated by the Relevant Agreements.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Common Stock owned by such party, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-Green Designee” means a Non-Riverstone Designee.

“Non-Riverstone Designee” has the meaning set forth in Section 3.2(d).

“Non-Riverstone Director” has the meaning set forth in Section 3.2(d).

“NYSE” means the New York Stock Exchange.

“Other Stockholder” means a holder of Company Common Stock that is not a member of the Riverstone Group.

“Party” and collectively, “Parties”, has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Previous Stockholders’ Agreement” has the meaning set forth in the Recitals.

“Related Party Transaction” means any transaction (including any merger or consolidation of the Company with any other entity or association) or series of related transactions in which the Company or any member of the Company Group is a participant and any member of the Riverstone Group has a direct or indirect material interest (other than an interest as a stockholder in the Company proportionate to its Company Common Stock ownership) other than a transaction or series of related transactions that involves goods, services, property or other consideration valued at less than $120,000 or that is otherwise de minimis in nature.

“Relevant Agreements” means, collectively, the (i) Transaction Agreement, by and among Stone Energy Corporation, Sailfish Merger Sub Corporation, the Company, Talos Energy LLC and Talos Production LLC, dated November 21, 2017, (ii) Support Agreement, by and among Apollo Management VII, L.P., Apollo Commodities Management, L.P., Riverstone Energy

Partners V, L.P. and Stone Energy Corporation, dated November 21, 2017, and (iii) Debt Exchange Agreement, by and among Stone Energy Corporation, the Company, Talos Production LLC, Talos Production Finance Inc. and the lenders and noteholders listed on the signature pages and Schedules A through D thereof¸ dated November 21, 2017, as each may be amended from time to time.

“Representatives” has the meaning set forth in Section 4.1(b).

“Ride Parties” means the Riverstone Parties.

“Riverstone Blocker Holding Company” has the meaning set forth in the Preamble.

“Riverstone Designee” has the meaning set forth in Section 3.2(a).

“Riverstone Director” has the meaning set forth in Section 3.2(a).

“Riverstone Feeders” has the meaning set forth in the Preamble.

“Riverstone Group” means the Riverstone Parties and their respective Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Riverstone Group.

“Riverstone Parties” has the meaning set forth in the Preamble.

“Riverstone Representative” has the meaning set forth in Section 6.11.

“Subsidiary” means, with respect to a subject Person, any other Person of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest, or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries.

“Termination Date” has the meaning set forth in Section 2.1(b).

“Transfer” means, directly or indirectly (whether by merger, operation of Law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

ARTICLE II

TERM

Section 2.1 Term and Termination.

(a) The Parties and the Apollo Parties hereby agree and acknowledge that (except as set forth to the contrary in this Section 2.1(a)) the Previous Stockholders’ Agreement is terminated with respect to the Apollo Parties as of the date hereof, and that the Apollo Parties are not party to this Agreement for any purpose other than this Section 2.1(a). The date of this Agreement is the “Termination Date” with respect to the Apollo Parties under the Previous Stockholders’ Agreement. Notwithstanding the foregoing, the provisions of Section 4.1, Article V and Article VI of the Previous Stockholders’ Agreement, and any claim for breach of the covenants set forth in the Previous Stockholders’ Agreement prior to the date hereof, shall survive the termination of the Previous Stockholders’ Agreement with respect to the Apollo Parties.

(b) Except as expressly set forth to the contrary in Section 2.1(a), this Agreement hereby amends, restates and replaces the Previous Stockholders’ Agreement in its entirety, is effective as of the date hereof and shall terminate automatically on the first date that the Riverstone Parties, based on their collective ownership of Company Common Stock, would no longer have the right to nominate the Riverstone Designee pursuant to Section 3.2(a). Notwithstanding the foregoing, the provisions of Section 3.2(b), Section 4.1, Article V and Article VI, and any claim for breach of the covenants set forth in this Agreement, shall survive the termination of this Agreement. The date that this Agreement terminates is referred to herein as the “Termination Date.”

ARTICLE III

CORPORATE GOVERNANCE MATTERS

Section 3.1 Board Composition.

(a) The Parties hereby agree that the Company Board shall no longer be required to be comprised of ten members; pursuant thereto and solely for purposes of Section 3.1 of the Bylaws, the “Final Termination Date” shall be deemed to have occurred.

(b) For so long as the Riverstone Parties have the right to designate one Riverstone Designee under Section 3.2(a) and the Company Board is divided into three classes of directors, the Riverstone Director shall serve as a class I director. The Parties acknowledge that Robert M. Tichio is the Riverstone Director as of the date hereof.

Section 3.2 Riverstone Director Nomination Rights.

(a) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), but (so long as the Company Board is divided into three classes of directors) subject to the allocation of designees among the classes of directors pursuant to Section 3.1, the Riverstone Parties shall have the right to designate one person for nomination by the Company Board for election to the Company Board for so long as the Riverstone Group collectively owns Company Common Stock representing at least one of the following (x) 5% of the outstanding shares of Company Common Stock or (y) 50% of the Initial Riverstone Group Shares (as appropriately adjusted for any stock split, subdivision, combination or reclassification of any shares) (the person designated pursuant to this Section 3.2(a), the “Riverstone Designee”). The Riverstone Designee that is serving on the Company Board is the “Riverstone Director.”

(b) If at any time the number of outstanding shares of Company Common Stock owned by the Riverstone Group is less than the number necessary to designate the Riverstone Designee, then the Riverstone Parties shall take all Necessary Action to cause such Riverstone Director to immediately offer to resign from the Company Board, effective as of the Company’s next annual meeting of stockholders. If such resignation is then accepted by the vote of a majority of the Company Independent Directors, the Riverstone Parties shall take all Necessary Action to cooperate with the other directors and the Company in removing such Riverstone Director as of such time.

(c) The Riverstone Parties shall not designate a person as the Riverstone Designee who it believes does not satisfy the requirements for service on the Company Board set forth in Section 2.13(e) of the Bylaws or the rules and regulations of the NYSE or applicable Law. Upon the identification of the Riverstone Designee by the Riverstone Parties, the Governance & Nominating Committee shall promptly and in good faith consider such Riverstone Designee. In the event that the Governance & Nominating Committee determines that the Riverstone Designee fails to meet such requirements, such Riverstone Designee shall not be nominated for election to the Company Board, and the Riverstone Parties shall have the right to designate an alternative Riverstone Designee for consideration. Upon his or her nomination to the Company Board and from time to time thereafter if reasonably requested by the Riverstone Parties, the Governance & Nominating Committee shall in good faith consider whether the Riverstone Designee qualifies as a Company Independent Director.

(d) In connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting), the Governance & Nominating Committee shall have the right to designate persons determined by such committee as nominees of the Company Board for election to each directorship for which the Riverstone Parties are not entitled to designate a Riverstone Designee (each such designee, a “Non-Riverstone Designee” and each person serving on the Company Board other than the Riverstone Director, a “Non-Riverstone Director”).

(e) The Company shall cause the Riverstone Designee to be included in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors (including at any special meeting of stockholders held for the election of directors), and the Company Board shall recommend such designee for election by the holders of Company Common Stock. The Company shall use its reasonable best efforts to cause the election of the Riverstone Designee, including soliciting proxies in favor of the election of such person.

(f) Subject to Section 3.2(c), in the event that the Riverstone Director shall cease to serve as a director for any reason, so long as the nominee for such person’s position is subject to nomination by the Riverstone Parties pursuant to Section 3.2(a), the vacancy resulting therefrom shall be filled by the Company Board with a substitute individual, to be designated by the Riverstone Parties.

(g) For the avoidance of doubt, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of a Non-Riverstone Director, the Governance & Nominating Committee shall have the sole right to fill such vacancy or designate an individual for nomination for election to the Company Board to fill such vacancy.

(h) For the avoidance of doubt, the Riverstone Parties shall have the right, in their sole discretion, to waive any and all of the rights granted to them under this Section 3.2, by delivery of written notice to the Company.

Section 3.3 Committees of the Company Board. The Company and the Riverstone Parties shall take all Necessary Action to cause the following committees of the Board of Directors to be comprised as set forth in this Section 3.3.

(a) Audit Committee. The Company shall cause the Audit Committee of the Company Board (the “Audit Committee”) to consist solely of Company Independent Directors. The Riverstone Director shall have the right to serve as an observer on the Audit Committee (with the right to attend meetings and receive materials provided to members of such committee) for so long as the Riverstone Parties have the right to designate the Riverstone Designee pursuant to Section 3.2(a). Notwithstanding the foregoing, a director designated as an observer may be excluded from any Audit Committee meeting or portion thereof, and the Company may withhold information from such director, if the Audit Committee determines in good faith, after consulting with counsel, that the director’s attendance or access to such information would be reasonably likely to result in the loss of privilege with respect to legal advice or if the matter considered by the Audit Committee involves a Related Party Transaction.

(b) Compensation Committee. The Company shall cause the Compensation Committee of the Company Board (the “Compensation Committee”) to consist of at least three directors, including, for so long as the Riverstone Parties have the right to designate the Riverstone Designee pursuant to Section 3.2(a), the Riverstone Director.

(c) Governance & Nominating Committee. The Company shall cause the Governance & Nominating Committee of the Company Board (the “Governance & Nominating Committee”) to consist of at least three directors, including, for so long as the Riverstone Parties have the right to designate the Riverstone Designee pursuant to Section 3.2(a), the Riverstone Director.

Section 3.4 Riverstone Parties Agreement to Vote. From and after the date hereof, each of the Riverstone Parties shall:

(a) cause their respective shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting at which directors shall be elected;

(b) cause their respective shares to be voted in favor of the election of the Riverstone Designee designated and nominated for election at such meeting in accordance with this Agreement;

(c) with respect to each nominee for election other than the Riverstone Designee, cause their respective shares to be voted, to the fullest extent practicable, in a manner that is consistent with the recommendation of the Governance & Nominating Committee; and

(d) cause their respective shares to be voted against any amendment to the following provisions of the Charter or Bylaws that has not been approved by a majority of the Company Independent Directors: Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 13.1 of the Charter and Sections 3.1(b), 3.2, 4.4, 4.5 and 5.6 of the Bylaws.

Section 3.5 Meeting of Stockholders. Except with respect to the filling of vacancies on the Company Board in accordance with Section 3.2, the Company and the Riverstone Parties shall take all Necessary Action to conduct the election or removal of Company Independent Directors only at a meeting of stockholders and not by consent in lieu of a stockholder meeting. Except with respect to the filling of vacancies on the Company Board in accordance with Section 3.2, the Riverstone Parties shall refrain from, and shall cause its Affiliates to refrain from, executing a consent in lieu of a stockholder meeting for the purpose of electing or removing Company Independent Directors.

Section 3.6 Related Party Transactions. The Company shall not enter into or effect any Related Party Transaction unless such transaction has been approved by a majority of the Disinterested Directors or a majority of the Audit Committee. The Riverstone Parties shall not, and shall cause their respective controlled Affiliates not to, take any action to cause the Company to enter into or effect a Related Party Transaction unless such transaction has been approved by a majority of the Disinterested Directors or a majority of the Audit Committee.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Sharing of Information; Confidentiality.

(a) To the extent permitted by antitrust, competition or any other applicable Law, each of the Riverstone Parties and the Company agrees and acknowledges that the Riverstone Director may share Company Confidential Information with the Riverstone Parties, subject to the provisions of Section 4.1(b) and Section 4.1(c), and except to the extent sharing such information would reasonably be expected to in a loss of privilege with respect to legal advice.

(b) For a period of one year following the Termination Date for any Party or such longer period pursuant to the last sentence of this Section 4.1(b), subject to Section 4.1(d) and except as contemplated by this Agreement, such Party shall not, and shall cause its Affiliates and its and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to such Party or its Affiliates, or its limited partners, members or shareholders, any Company Confidential Information. Each Party shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature. For purposes of this Section 4.1(b), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the Riverstone Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of either such Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of such Group not otherwise permissible hereunder, (ii) such Party can demonstrate was or became available to any member of such Group from a source other than the Company or its Affiliates or (iii) is developed independently by a member of such Group without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of such Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.

(c) Without limiting Section 4.1(b), from the date hereof until the Termination Date, the Riverstone Parties shall, and shall cause their Affiliates to, use the same degree of care to prevent and restrain the unauthorized disclosure of the Company Confidential Information by them and their Representatives, limited partners, members or shareholders as they currently use for their own confidential information of a like nature; provided that, for the avoidance of doubt, following the Termination Date the disclosure and use of Company Confidential Information shall be governed by Section 4.1(b).

(d) If any member of the Riverstone Group is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall use all reasonable efforts to provide the Company with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that the Company shall have an opportunity to seek an appropriate protective order. The Riverstone Parties agree to take, and cause their Representatives to take, at the Company’s expense, all other reasonable steps necessary to obtain confidential treatment by the Riverstone Parties. Subject to the foregoing, the Riverstone Parties may thereafter disclose or provide any Company Confidential Information to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.

Section 4.2 Restrictions on Transferability and Acquisitions.

(a) No member of the Riverstone Group shall Transfer any shares of Company Common Stock to any other member of the Riverstone Group unless such transferee executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Person effecting the Transfer and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the Riverstone Parties or any Person effecting the Transfer from its obligations under this Agreement. Any Transfer in violation of this Agreement shall be void ab initio and of no force or effect.

(b) Each certificate representing shares of Company Common Stock held of record by any member of the Riverstone Group shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF [•], 2022 AMONG TALOS ENERGY INC., RIVERSTONE TALOS ENERGY EQUITYCO LLC, RIVERSTONE TALOS ENERGY DEBTCO LLC, RIVERSTONE V FT CORP HOLDINGS, L.P., ILX HOLDINGS II, LLC, AND RIVERSTONE V CASTEX 2014 HOLDINGS, L.P., COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND SHALL BE PROVIDED TO A STOCKHOLDER OF THE COMPANY FREE OF CHARGE UPON A REQUEST THEREFOR.”

The legend set forth herein shall remain on all certificates representing such shares until the Termination Date.

Section 4.3 Bylaws. The Company and the Riverstone Parties shall take all Necessary Action to cause the Bylaws to include provisions requiring that: (A) the Governance & Nominating Committee shall have the full power and authority of the Company Board to take any actions required or permitted to be taken by such committee pursuant to this Agreement; (B) a majority of the members of the Governance & Nominating Committee shall qualify as Company Independent Directors; (C) any action of the Governance & Nominating Committee may be approved by a simple majority of the persons then serving as members of such committee, and no greater vote shall be imposed by the Company Board or the Bylaws; (D) all members of the Audit Committee must qualify as Company Independent Directors; (E) each Related Party Transaction that is not approved by the Audit Committee or a majority of the Disinterested Directors shall require the approval of all of the directors then in office; and (F) in addition to any vote required by the governing documents of the Company, the Company Board shall not approve or adopt any Bylaw contrary to the foregoing without the approval of either all of the directors then in office or a majority of the Company Independent Directors.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1 General Provisions.

(a) Each of the Parties (i) irrevocably consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Nothing in this Section 5.1 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. The Parties hereby agree that mailing of process or other papers in connection with such action, suit, or proceeding in the manner provided by Section 6.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to take action under this Agreement and such Party fails to take such action each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically the breaching Party’s obligations under this Agreement. Each Party accordingly agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 5.1(b). Each Party further agrees that no other Party and no other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.1(b), and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Corporate Power.

(a) Each Riverstone Party represents on behalf of itself and the Company represents on behalf of itself, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 6.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, regardless of any Laws or legal principles that might otherwise govern under the applicable principles of conflicts of law thereof.

Section 6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 6.3:

If to the Riverstone Parties, to:

Riverstone Talos Energy Equityco LLC

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

Attention: General Counsel

Facsimile: (888) 801-9301

Email: legal@riverstonellc.com

and

Riverstone Talos Energy Debtco LLC

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

Attention: General Counsel

Facsimile: (888) 801-9301

Email: legal@riverstonellc.com

with a further copy to (which shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention:         James Fox

                          Dan Komarek

Facsimile: (917) 849-5366

Email: jfox@velaw.com

            dkomarek@velaw.com

If to the Company, to:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 351-4100

Email: bill.moss@talosenergy.com

Section 6.4 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

Section 6.5 Entire Agreement. This Agreement constitutes the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

Section 6.6 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Company Independent Directors pursuant to Section 6.7 or Section 6.10) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.7 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to this Agreement; provided that any amendment or modification of this Agreement shall require the prior written approval of the Company Independent Directors. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of the Company Independent Directors. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 6.8 Interpretations. When a reference is made in this Agreement to an Article, Section, Recital or the Preamble, such reference shall be to an Article, Section, Recital or the Preamble to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 6.9 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.10 Enforceable by the Company Independent Directors. All of the Company’s rights under this Agreement may be enforced exclusively by the Company Independent Directors; provided that nothing in this Agreement shall require the Company Independent Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with an Action brought by the Company Independent Directors hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

Section 6.11 Riverstone Representative. Each Riverstone Party, by executing and delivering this Agreement or a joinder hereto, hereby appoints each Riverstone Feeder as the representative to act on behalf of the Riverstone Parties for all purposes under this Agreement (the “Riverstone Representative”), including the exercise of all rights of the Riverstone Parties hereunder and the making of all elections and decisions to be made by the Riverstone Parties pursuant to this Agreement. The Company hereby acknowledges and agrees that the Riverstone Representative shall have the power and authority to act on behalf of the Riverstone Parties pursuant to this Agreement and that the act of the Riverstone Representative shall constitute the act of each Riverstone Party for all purposes under this Agreement. The Riverstone Representative may assign the power and authority granted to the Riverstone Representative pursuant to this Section 6.11 to any other Riverstone Party, who shall thereafter serve as the Riverstone Representative. The Company shall be entitled to rely on any act or writing executed by the Riverstone Representative.

Section 6.12 Certificate Matters. The Parties acknowledge that the Sunset Date (as such term is defined in the Certificate of Incorporation) has occurred.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized, all as of the date first written above.

TALOS ENERGY INC.
a Delaware corporation

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President & Chief Executive Officer

[Signature Page to

Amended & Restated Stockholder’s Agreement]

RIVERSTONE TALOS ENERGY EQUITYCO LLC
a Delaware limited liability company

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE TALOS ENERGY DEBTCO LLC
a Delaware limited liability company

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE V FT CORP HOLDINGS, L.P.
a Delaware limited partnership

By:	Riverstone Energy Partners V, L.P.,
its general partner

By:	Riverstone Energy GP V, LLC,
its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

[Signature Page to

Amended & Restated Stockholder’s Agreement]

ILX HOLDINGS II, LLC
a Delaware limited liability company

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE V CASTEX 2014 HOLDINGS, L.P.
a Delaware limited partnership

By:	Riverstone V REL Holdings GP, LLC
its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

[Signature Page to

Amended & Restated Stockholder’s Agreement]

Solely for the purposes set forth in Section 2.1(a):
AP TALOS ENERGY LLC, a Delaware limited liability company

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP TALOS ENERGY DEBTCO LLC, a Delaware limited liability company

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP OVERSEAS TALOS HOLDINGS PARTNERSHIP, LLC, a Delaware limited liability company

By:	Apollo Management VII, L.P., its manager
By:	AIF VII Management, LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

By:	Apollo Commodities Management, L.P., with respect to Series I, its manager
By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AIF VII (AIV), L.P., a Delaware limited partnership

By:	Apollo Advisors VII (APO DC), L.P., its general partner
By:	Apollo Advisors VII (APO DC-GP), LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

[Signature Page to

Amended & Restated Stockholder’s Agreement]

ANRP DE HOLDINGS, L.P., a Delaware limited partnership

By:	Apollo ANRP Advisors (APO DC), L.P., its general partner
By:	Apollo Advisors VII (APO DC-GP), LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

[Signature Page to

Amended & Restated Stockholder’s Agreement]